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Exhibit 1.1

October 4, 2001

Richard F. Rutkowski
President and Chief Executive Officer
Microvision, Inc.
19910 North Creek Parkway
Bothell, WA 98011

Dear Mr. Rutkowski:

The purpose of this letter agreement (the "Agreement") is to set forth the terms and conditions pursuant to which Ladenburg Thalmann & Co. Inc. ("LTCO") shall serve as placement agent in connection with the proposed offering (the "Offering") of equity securities (the "Securities"), of Microvision, Inc. (the "Company") pursuant to a shelf registration statement. The gross proceeds from the Offering will be approximately $10,000,000. All references to dollars in this Agreement shall be to U.S. dollars. The terms of the Offering and the Securities shall be as agreed to between the Company and the purchasers thereof.

    Upon the terms and subject to the conditions of this Agreement, the parties hereto agree as follows:

    1.  Appointment.  Subject to the terms and conditions of this Agreement hereinafter set forth, the Company hereby engages LTCO as placement agent and financial advisor in connection with the Offering, and LTCO hereby agrees to act in such capacity, effective as of the date hereof. The Company expressly acknowledges and agrees that LTCO will perform its obligations hereunder on a reasonable best efforts basis only and that the execution of this Agreement does not constitute a commitment by LTCO to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof. LTCO shall not commence any selling efforts until the Registration Statement on Form S-3, Registration No. 333-69652, has been declared effective by the Securities and Exchange Commission.

    2.  Fees and Expenses.  In consideration of the services to be rendered by LTCO in connection with the Offering, the Company agrees to pay LTCO the following fees and expenses:

  (a)
  1)  warrants to purchase 2,500 shares of the Company's common stock for each $1,000,000 of gross proceeds received by the Company (excluding any proceeds received by the Company upon the exercise of any exercisable securities sold in the Offering) attributable to purchases of Securities in the Offering by investors that are first introduced by LTCO to the Company. The warrants shall be issued to LTCO concurrently with each closing of the Offering and shall have the same exercise price as the warrants sold to the investors in the Offering or, if the Company does not sell warrants in the Offering, then at 125% of the fair market value of the Company's common stock. The warrants shall be substantially in the form set forth in Exhibit D;

  2)
  a cash fee payable upon each closing of the Offering equal to 5% of the gross proceeds received by the Company (excluding any proceeds received by the Company upon the exercise of any exercisable securities sold in the Offering) at each such closing; and

  (b)
  a $10,000 non-accountable expense allowance payable upon the engagement of LTCO by the Company hereunder. Except as set forth in Exhibit B hereto, the Company shall not be obligated to reimburse LTCO for any other expenses incurred by LTCO in connection with the performance of its services hereunder.

For purposes of Section 2(a)(1) above, the "fair market value" of the Company's common stock shall be the volume weighted average price of the Company's common stock on the Nasdaq Stock Market as of the closing date of the Offering.

No fees shall be payable to LTCO upon the exercise or conversion of any exercisable or convertible securities sold by the Company to investors in the Offering.

    3.  Terms of Retention.

    (a) Unless extended or terminated in writing by the parties hereto in accordance with the provisions hereof, this Agreement shall remain in effect until the earlier of December 31, 2001 or this Agreement is terminated by either party upon written notice to the other.

    (b) Notwithstanding anything herein to the contrary, the obligation to pay the fees, if any, described in Section 2, paragraphs 2, 5, 8, 9 and 10 of Exhibit A, and Exhibit B and Exhibit C attached hereto, each of which exhibits is incorporated herein by reference, shall survive any termination or expiration of the Agreement. It is expressly understood and agreed by the parties hereto that any sale of Securities to, or any capital raising transaction involving, any of the investors in the Offering to whom the Company was first introduced by LTCO within the earlier of 12 months from the termination or expiration of this Agreement shall result in such fees being due and payable by the Company to LTCO under the same terms of Section 2 above.

    4.  [Not Used].

    5.  Information.  The Company recognizes and confirms that in completing its engagement hereunder, LTCO will be using and relying solely on publicly available information and on data, material and other information furnished to LTCO by the Company or the Company's affiliates and agents. It is understood and agreed that in performing under this engagement, LTCO will rely upon the accuracy and completeness of, and is not assuming any responsibility for independent verification of, such publicly available information and the other information so furnished. Notwithstanding the foregoing, it is understood that LTCO will conduct a due diligence investigation of the Company and the Company will cooperate in all reasonable respects with such investigation as a condition of LTCO's performance of its obligations hereunder.

    6.  Registration.  The Company represents and warrants to LTCO that (i) the Registration Statement has been declared effective by the SEC, and the Company has no knowledge of any action or contemplated action by the SEC or any other regulatory authority with jurisdiction to issue any stop order or otherwise suspend the effectiveness of such Registration Statement; (ii) the Registration Statement (including any documents incorporated therein by reference) does not contain any untrue statement of any material fact concerning the Company or omit to state any material fact which, in light of the circumstances under which it was made, would cause any of the statements of fact contained therein to be misleading; (iii) the Registration Statement complies as to form and substance in all material respects with the requirements of Form S-3 under the Securities Act of 1933, as amended. From time to time in connection with any particular sale of Securities, the Company will, at its own expense, amend or supplement the Registration Statement in order that the foregoing representation remain complete and accurate.

    7.  No General Solicitation.  The Securities will be offered only by approaching prospective purchasers on an individual basis. No general solicitation or general advertising, within the meaning of Rule 502 of Regulation D under the Securities Act of 1933, as amended, in any form will be used in connection with the offering of the Securities. From and after the execution of this Agreement until the closing of the Offering, the Company shall pre-clear any proposed press release which mentions this Agreement or the Offering with LTCO.

    8.  Closing.  The closing of the sale of the Securities shall be subject to customary closing conditions, including the provision by the Company to LTCO of officers' certificates, an opinion of counsel and a "cold comfort" letter from the Company's auditors with respect to the first closing only.

    9.  Miscellaneous.  This Agreement together with the attached Exhibits A through D constitutes the entire understanding and agreement between the parties with respect to its subject matter and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Agreement. This Agreement may be modified only in writing signed by both parties hereto.

    If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

    We appreciate this opportunity to be of service and are looking forward to working with you on this matter.

Very truly yours,
LADENBURG THALMANN & CO. INC.
		By:	Name: Title:
Agreed to and accepted as of the date first written above:
MICROVISION, Inc.
By:	Name: Title:

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  Exhibit 1.1